UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

THE SINGING MACHINE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 596-1000

Copies to:

Gary Atkinson, Esq.

Chief Executive Officer

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

954-596-1000 (phone)

954-596-2000 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2012, the Company executed a two-year Accounts Receivable Ledgered Line of Credit Facility (“line of credit”) with Crestmark Bank (“Crestmark”) of Troy, Michigan which allows the company to receive and advance of up to 70% of qualified accounts receivable. The outstanding loan balance on the line of credit cannot exceed $5,000,000 during our peak selling season between August 2 and February 14 and cannot exceed $500,000 between February 15 and August 1 of each year the agreement is in effect. The Company has agreed to assign all of its domestic accounts receivable shipped from North America (except drop shipment invoices) to Crestmark and will assume all of the credit risk on accounts receivable assigned to Crestmark.

Interest on the line of credit and discounting charges on accounts receivable advances will be charged at a rate of 2% per annum over the prime rate as published by the Wall Street Journal and at no time shall the effective rate be less than 5.25% per annum. The credit facility is secured with all assets of the Company as well as related-party debt subordination agreements totaling $2,500,000 from Ram Light Management, Ltd. in the amount of $1,683,247 and Starlight Marketing Development, Ltd. in the amount of $816,753. The factoring fees will be 1% of the gross invoice for all domestic accounts receivable assigned. There were no outstanding obligations on the line of credit facility as of September 30, 2012 and March 31, 2012.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description
99.1	(Filed herewith). Loan and Security Agreement
99.2	(Filed herewith). Schedule to Loan and Security Agreement
99.3	(Filed herewith). Promissory Note
99.4	(Filed herewith). Subordination Agreement with Ram Light Management
99.5	(Filed herewith). Subordination Agreement with Starlight Marketing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE, COMPANY, INC.

Date: November 1, 2012	/s/ Gary Atkinsn
Gary Atkinson
Chief Executive Officer